For Immediate Release

Date: April 29, 2005

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports 43.3% Increase in Quarterly Earnings

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period ended March 31, 2005.

Net income for the Company for the quarter ended March 31, 2005 was $639,000 or $0.07 per diluted share, compared to $446,000 or $0.05 per diluted share in the first quarter of 2004. The increase in quarterly earnings was primarily attributable to an increase in net interest income.

Net interest income was $3.0 million for the three months ended March 31, 2005, an increase of $206,000 or 7.37% from $2.8 million for the three months ended March 31, 2004. This increase was primarily due to an increase in interest income on loans resulting in net interest margin on a tax equivalent basis of 4.50% in the first quarter of 2005 compared to 4.35% for the same period in 2004.

Interest income increased by $181,000 to $3.8 million for the three months ended March 31, 2005, from $3.6 million for the three months ended March 31, 2004 as a result of a $251,000 increase in interest income on loans partially offset by a $70,000 decrease in interest income on investments. The increase in interest income on loans reflects a $25.2 million increase in their average balance. Most of this growth was in residential mortgage loans. The decrease in interest income on investments was primarily a result of a $12.2 million decrease in their average balance as maturing investments were reinvested into more profitable loans.

Interest expense decreased $25,000 for the three months ended March 31, 2005 due to lower rates paid on deposits and borrowings. The average rates paid on interest bearing deposits and borrowings for the three months ended March 31, 2005 were 1.34% and 3.11%, respectively, compared to 1.46% and 3.53%, respectively, in the first quarter of 2004. The average balance of interest bearing deposits increased to $188.0 million in the three months ended March 31, 2005 from $175.9 million in the same period of 2004.

The Company recorded no provision for loan losses in the current quarter, compared to $100,000 provision in the first quarter of 2004. The decrease in provision for loan losses for the three month period reflects continued strong asset quality for the three months ended March 31, 2005 in comparison to the same period in 2004. Non-performing loans as a percentage of total loans were 0.43% at March 31, 2005 in comparison to .56% at March 31, 2004. The allowance for loan losses as a percent of non-performing loans was 199% at March 31, 2005, as compared to 156% at March 31, 2004. During the current quarter, the Company recorded net loan recoveries of $21,000 versus net loan charge-offs of $48,000 in the first quarter of 2004.

Non-interest income increased by $81,000 to $470,000 for the three months ended March 31, 2005 as compared to $389,000 for the three months ended March 31, 2004, primarily due to a $98,000 increase in service charges and other income, primarily on demand deposit accounts, partially offset by a $17,000 decrease in gains on the sale of securities.

Non-interest expense increased $94,000 to $2.5 million for the three months ended March 31, 2005 compared to $2.4 million for the three months ended March 31, 2004. The increase in non-interest expense was primarily the result of higher salary and equipment expenses. Income tax expense was $351,000 for the three months ended March 31, 2005, an increase of $100,000 from income tax expense of $251,000 for the three months ended March 31, 2004. The increase is primarily attributable to higher pre-tax earnings.

On March 30, 2005, the second-step conversion of Rome, MHC into a stock holding company structure and the related stock offering of this new stock holding company was completed. As a result of the second-step conversion, New Rome Bancorp, Inc. became the holding company for the Bank and was immediately renamed "Rome Bancorp, Inc." Rome Bancorp issued 5,900,000 shares of common stock in the related stock offering and exchanged 1,650,139 shares of common stock of the predecessor Rome Bancorp, Inc. to 3,742,246 shares of common stock of the now existing Rome Bancorp pursuant to an exchange ratio of 2.26784, cashing out fractional shares. Following the exchange and stock offering, as of March 31, 2005, the Company had 9,642,246 shares of common stock issued and outstanding. Net proceeds of $53.8 million were raised in the stock offering, excluding $2.36 million which was loaned by the Company to a trust for the employee stock ownership plan enabling it to purchase 236,000 shares of common stock in the stock offering for future allocation under such plan.

Total assets at March 31, 2005 were $313.4 million, an increase of $45.2 million or 16.9% from $268.2 million at December 31, 2004 primarily as a result of the aforementioned stock offering. Cash and cash equivalents increased to $49.4 million at March 31, 2005, from $6.9 million at December 31, 2004 as part of the stock offering proceeds were placed in these accounts awaiting more profitable reinvestment. Securities were $16.7 million at March 31, 2005, a decrease of $2.4 million from $19.1 million at December 31, 2004. This decrease is due to maturities, principal reductions and securities sales. Proceeds from the maturities and sale of investment securities were used to fund loan originations. Total loans increased $5.3 million to $236.6 million at March 31, 2005 from $231.3 million at December 31, 2004 with most of the growth occurring in residential mortgages reflecting the Company's strategic emphasis to grow the Bank's presence in that market.

Total deposits decreased by $2.2 million or 1.1% to $206.6 million at March 31, 2005 from $208.8 million at December 31, 2004 primarily as a result of depositors' use of funds to purchase shares in the offering. Borrowings decreased $8.7 million or 46.4% reflecting repayment of overnight and maturing borrowings with part of the proceeds from the stock offering.

In commenting on the results of operations and the completed stock offering, Mr. Charles Sprock, President & CEO stated that "We are very pleased the first quarter's results and with the outcome of our second-step offering. The support shown in the community offering phase of our stock offering in which we sold over half of the total shares was particularly gratifying. We look forward to identifying new business opportunities as well as expanding our existing markets with the proceeds of this offering."

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc. Selected Financial Data (Unaudited) (Dollars in thousands, except per share data)

		As of
		March 31,	December 31,
		2005	2004
Selected Financial Condition Data:
Total assets		$313,364	$268,152
Loans, net		236,577	231,272
Securities		16,736	19,116
Cash and cash equivalents		49,390	6,929
Total deposits		206,586	208,787
Borrowings		10,104	18,843
Total shareholders' equity		92,340	36,258
Allowance for loan losses		2,021	2,000
Non-performing loans		1,017	829
Non-performing assets		1,017	829

		For the three months ended
		March 31,
		2005	2004

Selected Operating Data:
Interest income		$3,772	$3,591
Interest expense		770	795
Net interest income		3,002	2,796
Provision for loan losses		-	100
Net interest income after provision for loan losses		3,002	2,696
Non-interest income:
Service charges and other income		441	343
Net gain (loss) on securities		29	46
Total non-interest income		470	389
Non-interest expense		2,482	2,388
Income before income taxes		990	697
Income tax expense		351	251
Net income		$639	$446

Rome Bancorp, Inc. Selected Financial Data (Unaudited) (Dollars in thousands, except per share data)

		For the three months ended
		March 31,
		2005	2004

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share		$0.07	$0.05
Diluted earnings per share		$0.07	$0.05
Return on average assets		0.94%	0.69%
Return on average equity		6.97%	4.78%
Net interest rate spread	1	4.50%	4.35%
Net interest margin	1	4.81%	4.70%
Non-interest expense to average assets		3.67%	3.67%
Efficiency ratio	1	71.24%	74.84%
Average interest-earning assets to average interest-bearing liabilities		124.77%	126.13%

		As of
		March 31,	December 31,
		2005	2004
Equity Ratios:
Equity to assets		29.47%	13.52%
Book value per share		$9.58	$8.57

Asset Quality Ratios:
Nonperforming loans as percent of loans		0.43%	0.36%
Nonperforming assets as percent of total assets		0.32%	0.31%
Allowance for loan losses as a percent of loans		0.85%	0.86%
Allowance for loan losses as a percent of non- performing loans		198.70%	241.30%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.